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                                  F O R M    3

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1940

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1. Name and Address of Reporting Person

                                Joseph R. Barbaro
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(Last)                              (First)                             (Middle)

                               61 Castleton Court
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                                    (Street)

                              Oceanside, NY 11572
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(City)                               (State)                               (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

                                January 23, 1996
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3. IRS or Social Security Number of Reporting Person (Voluntary)

                                  ###-##-####
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4. Issuer Name and Ticker of Trading Symbol

                          LCS INDUSTRIES, INC. (LCSI)
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5. Relationship of Reporting Person to Issuer (check all applicable)

[ X ] Director*
[   ] 10% Owner
[   ] Officer (give title below)
[   ] Other (specify below)

______________________________

*effective 1/23/96
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6. If Amendment, Date of Original


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

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                                       TABLE I -- NON-DERIVATIVE SECURITIES BENFICIALLY OWNED
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1. Title of Security (Instr. 4)                        2. Amount of Securities      3. Ownership Form:        4. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          (Instr. 4)                   Indirect (I)              Ownership
                                                                                       (Instr 5.)                (Instr. 5)
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
Common Stock, par value .01/share                           2,000                           D                         N/A
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

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                                       TABLE II -- NON-DERIVATIVE SECURITIES BENFICIALLY OWNED
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1. Title of Derivative Security              2. Date             3. Title and       4. Conversion     5. Ownership     6. Nature of
   (Instr. 4)                                   Exercisable         Amount of          Or Exercise       Form of          Indirect
                                                and                 Securities         Price of          Derivative       Beneficial
                                                Expiration          Underlying         Derivative        Security:        Ownership
                                                Date (Month/        Derivative         Security          Direct           (Instr. 5)
                                                Day/Year)           Security                             (D) or
                                                                    (Instr. 4)                           Indirect (I)
                                                                                                         (Instr. 5)
                                             -----------------   -----------------   -------------    ---------------   ------------
                                             Date      Expira-           Amount or
                                             Exer-     tion              Number
                                             cisable   Date      Title   of Shares
                                             -------   -------   -----   ---------
Non-Qualified Stock Option                   4/10/95*  4/10/05   Common    8,000         5.375                D              N/A

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Explanation of Responses:

     *20% on 4/10/95, 96, 97, 98 99



                         /s/ Joseph Barbaro                     2/8/96
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                         Signature of Reporting Person           Date